Exhibit 4.1

GENERAL DYNAMICS CORPORATION AMENDED AND RESTATED

2012 EQUITY COMPENSATION PLAN

(as amended and restated on March 1, 2017)

1.	Purpose of the Plan.

The purpose of the Plan is to provide the Company with an effective means of attracting, retaining and motivating directors, officers and key employees, and to provide them with incentives to enhance the growth and profitability of the Company.

2.	Effective Date and Duration of the Plan.

The Plan was originally adopted by the Board on March 7, 2012, subject to approval by the stockholders of the Parent, which occurred on May 2, 2012. The amended and restated version of the Plan was adopted by the Board on March 1, 2017, subject to approval by the stockholders of the Parent at the Parent’s 2017 Annual Meeting of Shareholders. The Plan becomes effective upon the first date that the stockholders of the Parent approve the Plan in a manner that satisfies the requirements of the DGCL and the rules of the New York Stock Exchange. Awards may be made pursuant to the Plan through and including the 10 year anniversary of the date of the latest stockholder approval of the Plan, including without limitation any stockholder approval of any amendment to the Plan to increase the share award capacity hereunder.

3.	Definitions; Rules of Construction.

(a)	Defined terms. The terms defined in this Section shall have the following meanings for purposes of this Plan:

(i)	Award shall mean a grant under the Plan in any form permitted hereunder.

(ii)

Award Agreement shall mean a written or electronic agreement, in a form determined by the Committee from time to time, entered into by each Participant and the Company, evidencing the grant of an Award under the Plan. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(iii)	Beneficial Owner shall have the meaning used in Rule 13d-3 promulgated under the Exchange Act. “Beneficial Ownership” shall have a correlative meaning.

(iv)	Board shall mean the Board of Directors of the Parent.

(v)

Cause for the termination of the Participant’s employment with the Company will be deemed to exist if the Participant has been convicted of a felony or if the Company determines in good faith that the Participant has (A) intentionally and continually failed to perform in all material respects the Participant’s reasonably assigned duties with the Company (other than a failure resulting from the Participant’s incapacity due to physical or mental disability or illness) or (B) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that if the Participant has entered into an individual employment agreement or severance protection agreement between the Participant and the Company, and the agreement defines the term “Cause,” then Cause shall have the meaning assigned to such term in such agreement.

(vi)	Change in Control shall have the meaning set forth in Section 16 of the Plan.

(vii)	Code shall mean the Internal Revenue Code of 1986, as amended from time to time, including any regulations promulgated thereunder.

(viii)	Committee shall mean the Compensation Committee of the Board and any successor committee thereto.

(ix)	Common Stock shall mean the common stock of the Parent.

(x)	Common Stock Award shall mean an Award of unrestricted Common Stock.

(xi)	Company shall mean collectively the Parent and its Subsidiaries.

(xii)	Covered Award shall mean an Award made to a Covered Employee that is intended to meet the requirements of “qualified performance-based compensation” under Section 162(m) of the Code.

(xiii)	Covered Employee shall mean a Participant who is an executive officer of the Parent or any Subsidiary within the meaning of Rule 3b-7 promulgated under the Exchange Act.

(xiv)	DGCL shall mean the Delaware General Corporation Law, as in effect from time to time.

(xv)

Dividend Equivalent shall mean an amount, payable either in shares of Common Stock or in cash, that is equal to the cash dividend that would be paid on each share of Common Stock underlying an Award if the share were duly issued and outstanding on the record date for the dividend.

(xvi)	Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time, including any regulations promulgated thereunder.

(xvii)	Excluded Person shall have the meaning set forth in Section 16 of the Plan.

(xviii)

Fair Market Value shall mean, as of the date of determination, (A) the average of the highest and lowest quoted selling price per share of Common Stock on the national securities exchange or such other market on which such stock is principally traded, as determined by the Committee, or (B) if the shares of Common Stock are not listed or admitted to trading on any such exchange or market, the average of the highest and lowest selling price as reported by an over-the-counter market; provided that if no sales occur as of the date of determination, then the date of determination shall be the last day on which a sale was reported; further provided that if the shares of Common Stock are not then listed on a national securities exchange or market or traded in an over-the-counter market, such value shall be determined by the Committee in good faith. In no event shall the Fair Market Value of any share of Common Stock be less than the par value per share of Common Stock.

(xix)

Good Reason shall mean either (A) a material reduction in the Participant’s base salary (other than a reduction that applies across the board to similarly-situated employees) or (B) the imposition of a requirement that the Participant be based at any place outside a 50-mile radius from the Participant’s principal place of employment immediately prior to a Change in Control; provided, that, in each case, the Participant shall not have Good Reason to terminate service unless the Participant provides the Company with written notice of the occurrence of the action constituting Good Reason within 30 days following the occurrence of such action, the Participant provides the Company with a minimum of 30 days following delivery of the written notice to cure such action, and the Participant terminates service within 90 days following the occurrence of such action. Notwithstanding the foregoing, if the Participant has entered into an individual employment agreement or severance protection agreement with the Company, and the agreement defines the term “Good Reason,” then Good Reason shall have the meaning assigned to such term in such agreement.

(xx)	Grant Date shall mean the date designated by the Committee and specified in the Award Agreement as the date the Award is granted.

(xxi)	Incumbent Board shall have the meaning set forth in Section 16 of the Plan.

(xxii)

ISO shall mean any Option, or portion thereof, awarded to a Participant pursuant to the Plan which is designated by the Committee as an incentive stock option and also meets the applicable requirements of an incentive stock option pursuant to Section 422 of the Code.

(xxiii)	Non-Control Transaction shall have the meaning set forth in Section 16 of the Plan.

(xxiv)	Non-Employee Director shall mean a member of the Board who is not an employee of the Company.

(xxv)

Non-Statutory Stock Option shall mean any Option awarded under the Plan that does not qualify as an ISO or that is designated as a Non-Statutory Stock Option notwithstanding that it may otherwise qualify as an ISO.

(xxvi)	Option shall mean an Award in the form of an option to purchase Common Stock granted pursuant to the Plan.

(xxvii)	Other Award shall mean an Award payable only in cash.

(xxviii)	Parent shall mean General Dynamics Corporation (and any successor thereto).

(xxix)	Participant shall mean any individual who has an outstanding Award pursuant to the Plan.

(xxx)

Participation Unit shall mean an Award that has a value derived from or related to the value of Common Stock, including but not limited to a phantom stock unit or restricted stock unit, that is payable in cash or Common Stock, or any combination thereof, as specified in the Award Agreement.

(xxxi)	Performance-Based Award shall mean an Award granted under Section 7 of the Plan, the payment of which is conditioned upon the attainment of one or more Performance Goals.

(xxxii)

Performance Goal shall mean a measure of performance established by the Committee, based on one or more of the criteria set forth in Section 7, that must be met during the Performance Period under a Performance-Based Award.

(xxxiii)	Performance Period shall mean, with respect to any Performance-Based Award, the period over which the attainment of the applicable Performance Goal is measured. Performance Periods may be overlapping.

(xxxiv)

Person for purposes of Section 16 only shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, and will include any “group” as such term is used in such sections.

(xxxv)	Plan shall mean the General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan as set forth herein and as may be amended or amended and restated from time to time.

(xxxvi)

Purchase Price shall mean the price per share (A) for which a share of Common Stock may be purchased pursuant to an Option or (B) by reference to which the amount of any payment pursuant to a Stock Appreciation Right is determined, in each case as established by the Committee, provided that such price will not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date.

(xxxvii)

Restricted Stock shall mean an Award consisting of shares of Common Stock granted to a Participant pursuant to the Plan that may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated except upon passage of time, or upon satisfaction of Performance Goals or other conditions, or a combination thereof, in every case pursuant to such terms and conditions as may be determined by the Committee in its sole discretion.

(xxxviii)	Securities Act shall mean the Securities Act of 1933, as amended from time to time, including any regulations promulgated thereunder.

(xxxix)

Stock Appreciation Right shall mean an Award in the form of a right to receive an amount of cash, or shares of Common Stock with a Fair Market Value, equal to the increase in the Fair Market Value of a specified number of shares of Common Stock between the Grant Date of the right and the date on which it is exercised.

(xl)	Subject Person shall have the meaning set forth in Section 16 of the Plan.

(xli)	Subsidiary shall mean any “subsidiary” of the Parent within the meaning of Rule 405 under the Securities Act.

(xlii)	Surviving Corporation shall have the meaning set forth in Section 16 of the Plan.

(xliii)	13G Filer shall have the meaning set forth in Section 16 of the Plan.

(b)

Construction. Unless otherwise expressly provided or the context otherwise requires, the terms defined in this Plan include the plural and the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

4.	Eligibility.

Any officer or employee of the Company is eligible for selection by the Committee for an Award under this Plan. Awards to Non-Employee Directors may be granted pursuant to Section 13 of the Plan.

5.	Awards.

The Committee shall determine the amounts and types of the Awards and the terms and conditions of such Awards, consistent with the terms of this Plan. Awards may be made in Common Stock Awards, Options, Stock Appreciation Rights, Restricted Stock, Participation Units, Other Awards, Performance-Based Awards or in any combination thereof. If any Award is settled in cash that is to be paid on a deferred basis, the Participant may be entitled at the Committee’s discretion and on terms and conditions as the Committee may determine, to be paid interest on the unpaid amount.

6.	Common Stock Available for Awards Pursuant to the Plan.

(a)

Shares Available. Subject to adjustment pursuant to Section 15 of the Plan, the maximum aggregate number of shares of Common Stock available for issuance pursuant to Awards (including Common Stock Awards, Options, Stock Appreciation Rights, Restricted Stock, Participation Units and Performance-Based Awards) under the Plan and for the payment of Dividend Equivalents that are settled in shares of Common Stock is 42,250,000. From that aggregate limit:

(i)	no more than 42,250,000 shares may be issued in the form of ISOs;

(ii)	no more than an aggregate of 42,250,000 shares may be issued in the form of Non-Statutory Stock Options and Stock Appreciation Rights; and

(iii)

no more than an aggregate of 8,000,000 shares may be issued in the form of Restricted Stock, Common Stock Awards, Participation Units, and Performance-Based Awards (excluding Performance-Based Awards that are Options or Stock Appreciation Rights and Other Awards that are by definition only payable in cash) and paid in settlement of Dividend Equivalents.

The shares of Common Stock issued pursuant to the Plan may come from authorized and unissued shares, treasury shares or shares purchased by the Company in the open market.

(b)	Share Counting Rules.

(i)

Share Recycling. The following categories of shares of Common Stock shall again be available for grant pursuant to Awards under the Plan, in addition to the shares described in Section 6(a): (A) shares related to Awards that expire, are forfeited or cancelled or terminate for any reason without the issuance of shares (including, without limitation, upon cash settlement), and (B) shares related to awards granted under the General Dynamics Corporation 2009 Equity Compensation Plan that expire, are forfeited or cancelled or terminate for any reason without the issuance of shares (including, without limitation, upon cash settlement).

For purposes of clarity, (x) shares of Common Stock that are tendered or withheld in payment of all or part of the Purchase Price of an Option or other exercise price of an Award or in satisfaction of tax withholding obligations in respect of any type of Award shall not be included in or added to the number of shares available for issuance under the Plan, (y) with respect to a Stock Appreciation Right granted hereunder, the number of shares of Common Stock counted against the share limits set forth in Section 6(a) shall be either (A) the full number of shares subject to the Stock Appreciation Right if the Stock Appreciation Right is settled in shares or (B) zero shares if the Stock Appreciation Right is settled in cash, and (z) shares of Common Stock repurchased in the open market using the Purchase Price or other exercise price paid in respect of an Option or other Award shall not be included in or added to the number of shares of Common Stock available for issuance under the Plan.

(ii)

Assumption, Replacement, Conversion and Adjustment. The Committee may grant Awards pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual). Common Stock covered by Awards granted pursuant to this Section 6(b)(ii) shall not count against the number of shares available for issuance pursuant to Section 6(a).

(c)

Annual Non-Employee Director Award Limitation. The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted under the Plan to any individual Non-Employee Director in any calendar year of the Company (excluding Awards made pursuant to the issuance of shares of Common Stock as a result of a Non-Employee Director’s voluntary election to receive shares of Common Stock in lieu of all or a portion of cash retainers) shall not exceed $400,000.

7.	Performance-Based Awards.

(a)

General. The Committee may grant Performance-Based Awards in the form of Common Stock Awards, Options, Stock Appreciation Rights, Restricted Stock, Participation Units, or Other Awards. The minimum vesting period for any Performance-Based Award shall not be less than the minimum vesting period for the form of Award in which the Performance-Based Award is granted, as set forth herein.

(b)

Performance Goals. A Performance Goal (i) may relate to the performance of the Participant, the Parent, a Subsidiary, any business group, any business unit or other subdivision of the Parent or any Subsidiary, or any combination of the foregoing, as the Committee may deem appropriate, (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other external measure of the selected performance criteria, as the Committee, in its sole discretion, deems appropriate, and (iii) shall be based on one or more of the following criteria selected by the Committee in its sole discretion (as determined in accordance with generally accepted accounting principles, as applicable):

(A)

market price of Common Stock; earnings per share of Common Stock; net income or profit (before or after taxes); return on total stockholders’ equity; return of stockholders’ equity; return on invested capital; cash flow; cumulative return on net assets employed; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings from continuing operations; sales or revenues; return on assets, capital or investment; market share; cost reduction goals; budget comparisons; implementation or completion of specified projects or processes; the formation of joint ventures, research or development collaborations, or the completion of other transactions; and/or any combination of any of the foregoing; and

(B)	with respect to any Award that is not a Covered Award, any other criteria that the Committee deems appropriate.

Within 90 days after the beginning of a Performance Period, and in any case before 25 percent of the Performance Period has elapsed, the Committee shall establish the Performance Goals for such Performance Period. The Committee may provide at the time it establishes the Performance Goal for any Performance Period that the measurement of the

Performance Goal shall exclude the impact of items that are considered unusual in nature or that occur infrequently pursuant to Accounting Standards Codification Topic 225, charges for restructurings, discontinued operations, the cumulative effect of changes in accounting treatment and any other items, each determined in accordance with generally accepted accounting principles (to the extent applicable) and as identified in the Company’s audited financial statements, including the notes thereto.

(c)

Individual Limits. Notwithstanding any other provision of the Plan, to the extent necessary for a Covered Award to satisfy the requirements of “qualified performance-based compensation” pursuant to Section 162(m) of the Code, the maximum number of shares of Common Stock (or in the case of an Other Award, the maximum dollar amount) that may be subject to Covered Awards granted under the Plan to any individual employee, in any calendar year, shall be:

(i)	1,000,000 shares of Common Stock pursuant to a Common Stock Award;

(ii)	1,000,000 shares of Common Stock pursuant to an Option or Stock Appreciation Right;

(iii)	200,000 shares of Restricted Stock;

(iv)	Participation Units with a value equal to 200,000 shares of Common Stock; and

(v)	$5,000,000 of Other Awards.

The limitations set forth in this Section 7(c) shall be subject to adjustment as provided in Section 15, but only to the extent such adjustment would not prevent a Covered Award from meeting the requirements of “qualified performance-based compensation” pursuant to Section 162(m) of the Code.

(d)

Effect of a Termination of Employment or Service. The consequences with respect to a Performance-Based Award of the termination of employment, or service as a Non-Employee Director, of the Participant holding the Performance-Based Award shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

(e)

Dividends and Dividend Equivalents. The Committee may provide in its discretion that a Performance-Based Award shall accrue dividends or Dividend Equivalents, as applicable, provided such dividends or Dividend Equivalents shall be subject to the same terms and conditions as, and shall in no event be paid prior to the vesting of, the Performance-Based Award to which they relate.

8.	Common Stock Awards. The Committee may grant Common Stock Awards on such terms and conditions, not inconsistent with this Plan, as the Committee may determine.

9.	Restricted Stock Awards.

(a)	General. The Committee may grant Restricted Stock, on such terms and conditions, not inconsistent with this Plan, as the Committee may determine.

(b)

Terms and Conditions. Restricted Stock Awards shall have a minimum vesting period of three years (other than shares of Restricted Stock granted as an adjustment pursuant to a performance-based formula), provided that Restricted Stock may vest earlier in accordance with Section 16 and the Committee may provide for a shorter vesting period (i) in connection with any corporate divestiture or acquisition affecting a Participant’s employment with, or provision of services to, the Company, (ii) in the case of any special agreement, award, or situation with respect to any individual Participant, or (iii) in connection with such other events or circumstances as the Committee may determine from time to time. Subject to the restrictions set forth in this Section 9, each Participant who receives Restricted Stock shall have all rights as a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions thereon, except as may be provided in the applicable Award Agreement. Restricted Stock shares may be held by the Company until all restrictions lapse and shall be subject to a legend describing applicable restrictions as provided by the Committee from time to time.

(c)

Effect of a Termination of Employment or Service. The consequences with respect to an Award of Restricted Stock of the termination of employment, or service as a Non-Employee Director, of the Participant holding the Restricted Stock shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

10.

Option and Stock Appreciation Right Awards. The Committee may grant Options and Stock Appreciation Rights on such terms and conditions, not inconsistent with the Plan, as the Committee may determine, subject to the following provisions:

(a)

Type of Options. The Committee may grant Options in the form of ISOs, Non-Statutory Stock Options, or any combination thereof. Each Option Award Agreement shall identify whether the Options are intended to be ISOs or Non-Statutory Stock Options. If an Award is not designated as either ISOs or Non-Statutory Stock Options, then such Award shall be deemed to be Non-Statutory Stock Options.

(b)

ISO Limitations. For ISOs granted under the Plan, the aggregate Fair Market Value (determined as of the Grant Date) of the number of shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company shall not exceed $100,000, or such other maximum amount then applicable under Section 422 of the Code. Any Option or a portion thereof that is designated as an ISO that for any reason fails to meet the requirements of an ISO shall be treated hereunder as a Non-Statutory Stock Option. No ISO may be granted to an individual who, at the time of the proposed grant, owns (or is deemed to own under the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of common stock of the Company unless (i) the exercise price of such ISO is at least one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such ISO is granted and (ii) such ISO is not exercisable after the expiration of five years from the date it is granted.

(c)

Terms and Conditions. The Committee shall determine all terms and conditions of the Options and Stock Appreciation Rights, provided that the following terms and conditions shall apply to all Options and Stock Appreciation Rights:

(i)

Options and Stock Appreciation Rights shall have a minimum vesting period of two years, provided that Options and Stock Appreciation Rights may vest earlier in accordance with Section 16 and the Committee may provide for a shorter vesting period (A) in connection with any corporate divestiture or acquisition affecting a Participant’s employment with, or provision of services to, the Company, (B) in the case of any special agreement, award, or situation with respect to any individual Participant, or (C) in connection with such other events or circumstances as the Committee may determine from time to time.

(ii)	The term during which an Option or Stock Appreciation Right may be exercised shall not exceed ten years from the Grant Date.

(iii)	The Purchase Price of an Option or Stock Appreciation Right shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date.

(iv)

The consequences with respect to an Award of Options or Stock Appreciation Rights of the termination of employment, or service as a Non-Employee Director, of the Participant holding the Options or Stock Appreciation Rights shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

(v)

Options and Stock Appreciation Rights shall not contain any provision entitling a Participant to the automatic grant of additional Options or Stock Appreciation Rights in connection with any exercise of the original Options or Stock Appreciation Rights.

(vi)

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options and Stock Appreciation Rights may not be amended to reduce the Purchase Price of outstanding Options or Stock Appreciation Rights or cancel, exchange, buyout, replace or surrender outstanding Options or Stock

Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with a Purchase Price that is less than the exercise price of the original Options or Stock Appreciation Rights without approval of the Parent’s shareholders.

(vii)	Exercise and Settlement. During the lifetime of the Participant, an Option or Stock Appreciation Right may be exercised only by the Participant or his or her personal representative.

(A)

Options. The Purchase Price of shares purchased upon the exercise of any Option shall be paid (i) in full in cash (including check or wire transfer), (ii) in whole or in part (in combination with cash) in full shares of unrestricted Common Stock owned by the Participant and valued at their Fair Market Value on the date of exercise, (iii) by cashless exercise in any manner as may be permitted by the Committee from time to time, or (iv) such other method as may be permitted by the Committee from time to time.

(B)

Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to a number of shares of Common Stock with a Fair Market Value, or an amount in cash, equal to the difference between the aggregate Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Right on the Grant Date and the aggregate Fair Market Value of such shares on the date of exercise.

11.	Participation Units.

(a)

General. The Committee may grant Participation Units, on such terms and conditions, not inconsistent with the Plan and in compliance with Section 409A of the Code, as the Committee may determine in its discretion and set forth in the applicable Award Agreement.

(b)

Terms and Conditions. Participation Units shall have a minimum vesting period of three years (other than Participation Units granted as an adjustment pursuant to a performance-based formula), provided that Participation Units may vest earlier in accordance with Section 16 and the Committee may provide for a shorter vesting period (i) in connection with any corporate divestiture or acquisition affecting a Participant’s employment with, or provision of services to, the Company, (ii) in the case of any special agreement, award, or situation with respect to any individual Participant, or (iii) in connection with such other events or circumstances as the Committee may determine from time to time.

12.

Other Awards. The Committee may grant Other Awards on such terms and conditions, not inconsistent with the Plan and in compliance with Section 409A of the Code, as the Committee may determine in its discretion, provided that an Other Award shall be payable only in cash.

13.	Awards to Non-Employee Directors.

(a)

Awards. Awards to Non-Employee Directors may be made at the recommendation of the Committee, subject to final approval of the Board, in such amounts as the Committee shall determine in Common Stock Awards, Non-Statutory Stock Options, Stock Appreciation Rights, Restricted Stock, Participation Units, Performance-Based Awards or any combination thereof.

(b)

Retainers and Fees. Upon terms and conditions as may be established by the Committee from time to time, each Non-Employee Director may elect to have all or part of his or her annual retainer paid in Common Stock under the Plan.

14.	Plan Administration.

(a)

Committee. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or as it deems necessary or advisable in administration of the Plan, including without limitation, (i) the authority to grant Awards; (ii) to determine the individuals to whom and the time or times at which Awards shall be granted; (iii) to determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; (iv) to determine whether, to what extent, and under what circumstances and the manner in which an Award may be settled, cancelled, forfeited, exchanged or surrendered; (v) to construe and interpret the Plan and any Award Agreement; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan, including but not limited to, rules and regulations relating to leaves of absence and changes from an employee to a service provider or consultant; (vii) to determine whether an Award Agreement would be appropriate with respect to any Award, and if so, to determine the form of such Award Agreement; (viii) to determine whether an Award will be credited with Dividend Equivalents and the terms and conditions of any such Dividend Equivalents; and (ix) to make all other determinations deemed necessary or advisable for the administration and implementation of the Plan. For purposes of clarity, the Committee may exercise its discretion in a non-uniform manner among Participants. The determination of the Committee on these matters shall be final and conclusive and binding on the Company and all Participants. Any authority, power or right of the Committee pursuant to the Plan may also be exercised by the Board.

(b)

Delegation. Except to the extent prohibited by applicable law, including Section 157(c) of the DGCL, the applicable rules of the national securities exchange or such other market on which the Common Stock is principally traded or Section 162(m) of the Code with respect to Covered Awards, the Committee has the authority to delegate any of its powers under the Plan (including, without limitation, its power to administer claims and appeals) to one or more members of the Committee or one or more officers of the Parent. Any delegation shall include the same sole discretionary and final authority that the Committee has hereunder, and any decisions, actions or interpretations made by any delegate shall have the same ultimate binding effect as if made by the Committee. Any such allocation or delegation may be limited or revoked by the Committee at any time.

(i)

Except as otherwise provided by the Committee, and to the extent permitted pursuant to applicable law, the applicable rules of the national securities exchange or such other market on which Common Stock is principally traded and the Committee charter, the chairperson of the Committee may make Awards on behalf of the Committee to any Participant, except that the chairperson of the Committee may not (A) make an Award to a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act or (B) make a Covered Award to a Covered Employee.

15.

Adjustments Upon Certain Changes. Subject to any action by the shareholders of the Parent required by law, applicable tax rules or the rules of any exchange on which shares of Common Stock are listed for trading:

(a)

Shares Available for Grants. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock available for grant pursuant to Awards under the Plan as set forth in Section 6 and the maximum number of shares of Common Stock with respect to which the Committee may grant Covered Awards to any individual Covered Employee in any calendar year as set forth in Section 7(c) shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

(b)

Increase or Decrease in Issued Shares Without Consideration. In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares affected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the number of shares of Common Stock subject to each outstanding Award and the Purchase Price or exercise price per share of Common Stock of each such Award.

(c)

Certain Mergers. In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee may, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d)

Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Parent, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Parent in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, in its sole discretion, have the power to:

(A)

cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Option or Stock Appreciation Right such value shall be equal to the excess (if any, or if none, zero) of (i) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (ii) the Purchase Price of such Option or Stock Appreciation Right; or

(B)

provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the Purchase Price or exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

(e)

Other Changes. In the event of any change in the capitalization of the Parent or corporate change other than those specifically referred to in paragraphs (b), (c) or (d), the Committee may make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate, provided that if any such Award is a Covered Award such adjustments are consistent with the requirements of Section 162(m) of the Code.

(f)

Other Awards. In the event of any transaction or event described in this Section 15, including without limitation any corporate change referred to in paragraph (e) hereof, the Committee may, in its sole discretion, make such adjustments in any Performance Goal and in any other terms of any Other Awards, as the Committee may consider appropriate in respect of such transaction or event, provided that if such Other Award is a Covered Award, such adjustments are consistent with the requirements of Section 162(m) of the Code.

(g)

No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Parent or any other corporation. Except as expressly provided in the Plan, no issuance by the Parent of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

(h)	Savings Clause. No provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

16.	Change in Control.

(a)

In the event that, within two years following a Change in Control, the Participant’s service with the Company and its affiliates is terminated (i) by the Company or any of its affiliates for any reason other than for Cause or (ii) by the Participant for Good Reason, all outstanding Awards granted to a Participant which have not theretofore vested shall immediately vest and become exercisable and all restrictions on such Awards shall immediately lapse.

(b)

Except to the extent that it may give rise to a tax under Section 409A of the Code with respect to any Award, the Committee may also accord to any Participant a right to refuse to have any of the actions that the Committee may take otherwise as described in (a) above, whether pursuant to the Award or otherwise, in such circumstances as the Committee may approve.

(c)	“Change in Control” means any of the following events:

(i)

An acquisition by any Person of Beneficial Ownership (other than a direct or indirect acquisition from the Parent) of forty percent (40%) or more of the combined voting power of the Parent’s then-outstanding voting securities; provided that, in determining whether a Change in Control has occurred, an acquisition by any of the following Persons will not constitute a Change in Control:

(A)	an employee benefit plan (or a trust forming a part thereof) maintained by the Parent or any Subsidiary of the Parent,

(B)	the Parent or any Subsidiary of the Parent,

(C)

any Person that, pursuant to Rule 13d-1 promulgated under the Act, is permitted to, and actually does, report its Beneficial Ownership of voting securities of the Parent on Schedule 13G (or any successor schedule) (a “13G Filer”); provided that, a Person shall no longer be considered a 13G Filer if it subsequently becomes required to or does report its Beneficial Ownership of voting securities of the Parent on Schedule 13D (or any successor schedule) and for purposes of this Section 16 such Person shall be deemed to have first acquired, on the first date on which such Person does so file a Schedule 13D, Beneficial Ownership of all voting securities of the Parent Beneficially Owned by it on such date, (each of (A), (B), and (C) an “Excluded Person”),

(D)	any Person in connection with a Non-Control Transaction (as hereinafter defined), or

(E)	an underwriter temporarily holding securities of the Parent pursuant to an offering of such securities.

Notwithstanding the foregoing provisions of this Section 16, a Change in Control will not be deemed to occur solely because any Person (a “Subject Person”) acquires Beneficial Ownership of forty percent (40%) or more of the combined voting power of the Parent’s then-outstanding voting securities as a result of the acquisition of voting securities by the Parent which, by reducing the number of voting securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that, if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, then a Change in Control shall be deemed to occur on the date the Subject Person becomes the Beneficial Owner of any additional voting securities which increases the percentage of the then outstanding voting securities Beneficially Owned by the Subject Person.

(ii)	Consummation of:

(A)	a merger, consolidation or reorganization involving the Parent, or any direct or indirect Subsidiary of the Parent, unless:

(i)

the stockholders of the Parent immediately before such merger, consolidation or reorganization will own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) or any parent thereof in substantially the same proportion as their ownership of the voting securities of the Parent immediately before such merger, consolidation or reorganization;

(ii)

the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of the Surviving Corporation (or parent thereof); and

(iii)

no Person (other than an Excluded Person, the Surviving Corporation, any Subsidiary or parent of the Surviving Corporation, or any Person who, immediately prior to such merger, consolidation or reorganization, was the Beneficial Owner of forty percent (40%) or more of the then-outstanding voting securities of the Parent) is the Beneficial Owner of forty percent (40%) or more of the combined voting power of the Surviving Corporation’s outstanding voting securities immediately after the merger, consolidation or reorganization. A transaction described in clauses (i) through (iii) above is referred to herein as a “Non-Control Transaction.”

(B)

a sale or other disposition of all or substantially all of the assets of the Parent to an entity (other than to an entity (i) at least fifty percent (50%) of the combined voting power of the outstanding voting securities of which is owned, directly or indirectly, by stockholders of the Parent in substantially the same proportion as their ownership of the voting securities of the Parent, (ii) a majority of the board of directors of which consists of the individuals who were members of the Board immediately prior to the execution of the agreement providing for such sale or disposition, and (iii) of which no Person (other than an Excluded Person or any Person who, immediately prior to such sale or disposition, was the Beneficial Owner of forty percent (40%) or more of the combined voting power of the then-outstanding voting securities of the Parent) has Beneficial Ownership of forty percent (40%) or more of the combined voting power of the entity’s outstanding voting securities).

(iii)

Individuals who, as of the date of adoption of the Plan, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the adoption of the Plan whose election, or nomination for election, by Parent stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, unless any such individual’s initial assumption of office occurs as a result of either an actual or threatened election contest (including, but not limited to, a consent solicitation).

(iv)	The stockholders of the Company approve a plan of complete liquidation of the Company.

With respect to Awards that are subject to Section 409A of the Code, the foregoing provisions of this Section 16 shall be interpreted in a manner that is consistent with the U.S. Department of Treasury Regulations promulgated pursuant to Section 409A of the Code so that only such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of such Awards.

17.	Nontransferability of Awards.

(a)

Except as provided by the Committee for transfers without consideration, an Award shall not be transferable other than (i) by the Participant’s last will and testament or (ii) by the applicable laws of descent and distribution.

(b)

Any Award transferred pursuant to Section 17(a) shall be subject to all of the same original terms and conditions as provided in the Plan and the applicable Award Agreement. The Participant’s estate will remain liable for any withholding tax that may be imposed by any Federal, state or local tax authority.

18.	Tax Withholding.

In connection with the vesting of Awards or issuance of Common Stock under the Plan, the Parent may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state or local (including foreign jurisdictions) tax withholding requirements prior to the delivery of such Common Stock, or, in the discretion of the Committee, the Parent may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of the minimum statutorily required tax withholding requirements (or such greater amount of shares as may be permitted without causing adverse accounting consequences to the Company under the applicable accounting rules). The Committee may determine the manner in which such tax withholding may be satisfied, and may permit a Participant to deliver unrestricted shares of Common Stock to be used to satisfy minimum statutorily required tax withholding based on the Fair Market Value of any such shares of Common Stock on the date the amount of tax to be withheld is determined. Any cash paid pursuant to the Plan is subject to all applicable tax withholding.

19.	Expenses.

The expenses of administering the Plan shall be borne by the Company.

20.	Termination, Amendment and Changes to Outstanding Awards.

The Committee may at any time suspend the operation of, terminate or amend the Plan or any Award thereunder, provided that no suspension, termination, or amendment shall adversely impair the rights of any Participant pursuant to an outstanding Award without the consent of the Participant. Notwithstanding the foregoing, the Committee may take such actions as it deems appropriate to ensure that the Plan and any Awards may comply with any tax, securities or other applicable law. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority as provided in the Plan.

21.	Other Actions.

Nothing contained in the Plan shall be deemed to preclude other compensation plans which may be in effect from time to time or be construed to limit the authority of the Company to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Parent (a) to award options to acquire shares of Common Stock otherwise than under the Plan to an employee or other person, firm, corporation, or association, or (b) to award options to acquire shares of Common Stock, or assume the option of, any person in connection with the acquisition, by purchase, lease, merger, consolidation, or otherwise, of the business and assets (in whole or in part) of any person, firm, corporation, or association.

22.	Foreign Jurisdictions.

The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to Participants who are subject to such laws and who receive Awards under the Plan.

23.	Applicable Law.

The validity, construction, interpretation, administration and effect of the Plan, and its rules and regulations, and rights relating to the Plan and to Awards granted pursuant to the Plan, shall be governed by the substantive laws of the State of Delaware, without giving effect to its principles of conflict of laws.

24.	Section 409A of the Code.

(a)

To the extent applicable, it is intended that the Plan comply with or be exempt from the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith and if any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Any reservation of rights or discretion by the Company or the Committee hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder.

(b)

Notwithstanding anything herein or in any Award Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided to a Participant during the six-month period immediately following the Participant’s separation from service (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier).

25.	Miscellaneous.

(a)

Limitation of Participant rights. No Participant shall have any right to an Award or a benefit under the Plan except in accordance with the terms of the Plan, the applicable Award Agreement, and any related documents. Establishment of the Plan and/or receipt of an Award shall not be construed to give any Participant the right to be retained in the service of the Company. No holder of an Option will have any rights to dividends or other rights as a stockholder with respect to the shares subject thereto prior to the purchase of such shares upon exercise of the Option pursuant to the terms thereof. Participation Unit Award holders shall have no rights to dividends or any other rights as a stockholder prior to the acquisition of shares upon the vesting and settlement of such Award pursuant to the terms thereof.

(b)

Limitation of liability. Notwithstanding any provision of the Plan to the contrary, none of the Company, the Board, the Committee or any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, or any other person for any claim, loss, liability or expense incurred in connection with the Plan and any Award hereunder.

(c)

Treatment for other compensation purposes. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company, unless expressly so provided by such other plan, contract or arrangement.

(d)

Distribution only in compliance with applicable law. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(e)

Share issuance on a non-certificate basis. To the extent that the Committee provides for the issuance of shares of Common Stock or Restricted Stock, the issuance may be affected on a non-certificated basis, subject to applicable law or the applicable rules of any stock exchange.

(f)	Fractional shares. Any fractional shares underlying an Award shall be rounded down to the nearest whole number (without any payment in respect of any rounding down).

(g)

Termination of Employment. The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to an entity that is a Subsidiary of the Company and such entity ceases to be a Subsidiary of the Company, unless the Committee determines otherwise, including in order to maintain compliance with Section 409A of the Code.

(h)

Company Recoupment of Awards. A Participant’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company compensation recoupment policy or other agreement or arrangement with a Participant, and (ii) any right or obligation that the Company may have regarding the recoupment of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

26.	Notices.

All notices to the Parent regarding the Plan shall be in writing, effective as of actual receipt by the Parent, and shall be sent to:

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042

Attention: Corporate Secretary

The Committee may change the address to which notices under the Plan are sent provided such address is communicated to Participants.